Exhibit 99.1

R&G FINANCIAL CORPORATION ANNOUNCES REGULATORY APPROVAL OF
PREVIOUSLY ANNOUNCED ACQUISITION OF SOUTHTRUST BANK’S 18 BRANCH OFFICES

San Juan, Puerto Rico – December 20, 2004 — R&G Financial Corporation (NYSE: RGF) (“R&G Financial”) announced today that it has received regulatory approval from the Office of Thrift Supervision of the Department of the Treasury to proceed with the previously announced acquisition by R-G Crown Bank (“R-G Crown”), its Florida-based federal savings bank subsidiary, of eighteen branches located in Jacksonville, Lakeland and DeLand, Florida, and Augusta, Georgia from SouthTrust Bank, now owned and operated by Wachovia Corporation. The transaction is now expected to close in late February 2005 and will expand R-G Crown’s already successful banking franchise in Florida through the acquisition of approximately $300 million of assets, primarily commercial real estate, commercial business and consumer loans, including the 18 branch facilities, and the assumption of approximately $600 million in liabilities, mostly deposits.

The Company, currently in its 32nd year of operations, is a diversified financial holding company with operations in Puerto Rico and the United States, providing banking, mortgage banking, investments, consumer finance and insurance through its wholly-owned subsidiaries R-G Premier Bank of Puerto Rico, R-G Crown Bank, its Florida-based federal savings bank, R&G Mortgage Corp., Puerto Rico’s second largest mortgage banker, Mortgage Store of Puerto Rico, Inc., a subsidiary of R&G Mortgage, Continental Capital Corp., R-G Crown’s New York and North Carolina based mortgage banking subsidiary, R-G Investments Corporation, the Company’s Puerto Rico broker-dealer, and Home and Property Insurance Corporation, its Puerto Rico insurance agency. The Company currently operates 33 bank branches in Puerto Rico, 15 bank branches in the Orlando and Tampa/St. Petersburg Florida markets, 5 mortgage and 7 commercial lending offices in the US mainland, and 56 mortgage offices in Puerto Rico, including 26 facilities located within R-G Premier’s banking branches. At September 30, 2004, the Company had $9.2 billion of total assets and $825.8 million of stockholders’ equity.

Statements contained in this news release that are not historical facts may constitute forward-looking statements (within the meaning of Section 21E of the Securities Exchange Act of 1934) which involve significant risks and uncertainties. Actual results may differ materially from the results discussed in these forward-looking statements, which are based upon current expectations and R&G Financial assumes no obligation to update this information. These include securing all necessary governmental and other approvals, the satisfaction of all conditions to the transaction and changes in business or other market conditions. These and other factors could adversely affect the outcome and financial effects of the plans and events described herein.